UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): January 23, 2003


                           Commission File No. 0-11178
                                               -------


                           UTAH MEDICAL PRODUCTS, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)


                      UTAH                                     87-0342734
         -------------------------------                  ------------------
         (State or other jurisdiction of                  (I.R.S. Employer
         incorporation or organization)                   Identification No.)


                               7043 South 300 West
                               Midvale, Utah 84047
                              ---------------------
                     Address of principal executive offices


Registrant's telephone number:              (801) 566-1200
                                            --------------





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                              ITEM 5. OTHER EVENTS

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     On January 23, 2003 the Company announced, by press release, the following:

Utah Medical Products, Inc. (NASDAQ: UTMD) completed an excellent year in 2002 with new profitability records (profit dollars as a percentage of sales). The resulting $1.36 earnings per share (eps), also a company record, exceeded the Company's beginning of year projection by $.10.

                       Increase
                       --------
                  Sales: +  2%
          Gross Profits: +  2%          Gross Profit Margin: 57.6%     (record)
      Operating Profits: + 14%       Operating Profit Margin: 38.5%    (record)
    Profit  Net Profits: + 21%             Net Profit Margin: 26.2%    (record)
                    eps: + 20%


Operating profits were aided by a change in the FASB accounting rules which eliminated amortization of goodwill from two acquisitions made in 1997 and 1998. If the old accounting rules in 2001 still applied for 2002, operating profits would have increased 7.5% rather than 14%. The increase in net profits was enhanced by a lower tax rate compared to the prior year. The 2002 consolidated income tax rate was 34.8% compared to 37.4% in 2001. If the tax rate had been the same in 2002 as it was in 2001, Net Profits would have increased 16% rather than 21%. The more favorable tax rate occurred as a result of tax deductions from the exercise of employee stock options and actual litigation expenses which exceeded the accrual rate.

Fourth quarter (4Q) 2002 eps were up 21%, UTMD's 20th consecutive quarter of higher eps compared with the same quarter in the prior year. During that five consecutive year time span, sales, gross profits, operating profits, EBIT, net profits and eps have grown at annually compounded rates of 2%, 5%, 14%, 9%, 11% and 22%, respectively.

In 2002, UTMD enjoyed its best sales growth since 1999. Aided by a weaker U.S. dollar, International sales, which represented 21% of total 2002 sales, were up 10% for the year. International shipments from UTMD's Ireland manufacturing facility represented 59% of total international sales. Ireland shipments increased 21% in U.S. dollar terms and 14% in EURO terms. Direct U.S. sales, representing 74% of total sales, were up 1% compared to the prior year. UTMD continued to successfully compete with its specialty products in a difficult hospital market environment. With new hospital group purchasing organization
(GPO) codes of conduct recently allowing greater choice for "physician preference" products, UTMD expects that future domestic sales of its proven and differentiated products will benefit. The weakest part of UTMD's 2002 sales activity was domestic OEM sales (sales of components used by other manufacturers), down 18% for the year, probably reflecting the general economic recession.

UTMD's specialty gynecology/urology/electrosurgery (Gyn/ES) product sales, representing 19% of total 2002 sales, were up 7% for the year. Excluding one OEM urology product, an erectile dysfunction pump, Gyn/ES sales were up a solid 15%. Sales of neonatal products increased 1% compared to 2001, representing 14% of total 2002 sales. UTMD's core obstetrical (hospital L&D) supplies business, representing 44% of total sales, declined 2% relative to 2001. The remaining 23% of sales, primarily blood pressure monitoring DPT's and accessories, were up 5% for the year. The majority of the increase in blood pressure monitoring product sales was due to stronger international sales activity.

Record gross profit margins were achieved as the result of a more favorable product mix, continued improvements in efficiencies within UTMD's existing infrastructure and reduced direct material costs. Total operating expenses (including sales and marketing, research and development, and general and administrative expenses) declined from 22.7% of sales in 2001 to 19.1% of sales in 2002. A majority of the reduction of 3.6 percentage points was due to the FASB mandated change in accounting which reduced amortization of goodwill by $569,000, or about 2.1% of 2002 sales, which was previously included in G&A expenses. The rest of the improvement came from improved sales productivity.

Earnings before income taxes (EBT) for the year increased $1,516,000, or 16%, relative to 2001. UTMD's EBITDA (earnings before income tax and interest expense, plus depreciation and amortization) was $12,204,000 or 44.6% of sales in 2002. As a ratio of sales, this EBITDA performance was also a company record. Because of UTMD's excellent cash flow as demonstrated by EBITDA, the Company was able to eliminate its debt balance remaining from the $12 million repurchase of about 1.5 million shares in 2000, and help finance an additional $12 million share repurchase in late 2002, leaving a year end debt balance of only $5 million, which the Company projects will be eliminated in 2003. According to CEO Kevin Cornwell, "UTMD remains solidly profitable and operationally fit. UTMD's performance gives it the financial ability to operate its business with a long term perspective, focusing on growing shareholder value efficiently without undue risk. We recently projected $1.55 eps for 2003. Of course, management's objective is an annual 20% increase in eps, which we fortunately have been able to achieve since 1997. "

In 2002, UTMD repurchased 721,000 of its shares (about 14%) at a cost of $11,787,000. Stock repurchases reduced cash and increased debt to finance the transactions, as well as decreased Stockholders' Equity on the Balance Sheet in the same amount of $11,787,000. Despite the substantial repurchases, UTMD's Balance Sheet remained approximately the same as the end of the prior year. In the presence of higher sales activity, accounts receivable declined $492,000. Inventories increased by $230,000 in anticipation of higher demand for Intran(R) Plus after UTMD received a favorable patent infringement judgment late in the year. Financial ratios as of December 31, 2002 which may be of interest to investors include UTMD's


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     1) Current Ratio = 3.3
     2) Days in Receivables (based on 4Q sales activity) = 40.6
     3) Average Inventory Turns (based on 4Q CGS) = 3.5
     4) Year ROE = 42%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, the ultimate outcome of UTMD's patent infringement litigation among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 2002 10-K will be filed with the SEC by March 31, and the 2002 Annual Report will be mailed to shareholders about April 1.

Utah Medical Products, Inc., with particular interest in healthcare for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care- providers.


Fourth Quarter ended December 31, 2002:
(in thousands except earnings per share)


                                    Percent Change      4Q 2002          4Q 2001
                                    --------------      -------          -------
Net Sales                                +0.7%           $6,851         $6,802
Gross Profit                             +3.6%            3,951          3,812
Operating Income                        +14.6%            2,644          2,308
Income Before Tax                       +13.1%            2,746          2,429
Net Income                              +16.6%            1,785          1,531
Earnings Per Share                      +21.4%           $ .354         $ .291
Shares Outstanding (diluted)                              5,047          5,256




Year ended December 31, 2002:
(in thousands except earnings per share)

                                    Percent Change        2002            2001
                                    --------------        ----            ----
Net Sales                               + 1.5%          $27,361        $26,954
Gross Profit                            + 2.4%           15,763         15,393
Operating Income                        +13.6%           10,542          9,278
Income Before Tax                       +16.0%           10,996          9,479
Net Income                              +20.7%            7,165          5,934
Earnings Per Share                      +19.5%           $1.361         $1.139
Shares Outstanding (diluted)                              5,263          5,210



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



BALANCE SHEETS
(in thousands)                                  (audited)      (unaudited)        (audited)
                                             DEC 31, 2002     SEP 30, 2002     DEC 31, 2001
                                             ------------     ------------     ------------
Assets
         Accounts Receivable, net            $      3,093     $      3,390     $      3,585
         Inventories                                3,478            3,098            3,248
         Other Current Assets/ Cash                 1,186            2,437            1,040
                                             ------------     ------------     ------------
    Total Current Assets                            7,757            8,925            7,873
  Property and Equipment - net                      8,890            8,755            8,877
  Intangible Assets - net                           6,740            6,759            6,822
                                             ------------     ------------     ------------
Total Assets                                 $     23,387     $     24,439     $     23,572

Liabilities and Stockholders' Equity
  Total Current Liabilities                  $      2,319     $      2,068     $      2,474
  Note Payable                                      4,956             --              2,501
  Deferred Income Taxes                               390              201              390
  Stockholders' Equity                             15,722           22,170           18,207
                                             ------------     ------------     ------------
Total Liabilities and Stockholders' Equity   $     23,387     $     24,439     $     23,572


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                                   SIGNATURES

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     Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                UTAH MEDICAL PRODUCTS, INC.
                                                ---------------------------
                                                REGISTRANT





Date:         1/23/03                           By:  /s/ Kevin L. Cornwell
      -----------------------                      ----------------------------
                                                   Kevin L. Cornwell
                                                   CEO